Exhibit 10.9(a)

AMENDMENT NO. 1 TO THE

AIR PRODUCTS AND CHEMICALS, INC.

RETIREMENT SAVINGS PLAN

WHEREAS, Air Products and Chemicals, Inc. (the “Company”) is the Plan Sponsor of the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”);

WHEREAS, pursuant to Plan Section 7.01 the Plan may be amended at anytime; and

WHEREAS, the Company desires to amend the Plan effective February 1, 2011 to permit employees who are hired or rehired as non–union hourly Employees on or after February 1, 2011 and certain other employees who become non–union hourly Employees on or after February 1, 2011 to receive Company Core Contributions and enhanced Company Matching Contributions under the Plan.

NOW, THEREFORE, effective February 1, 2011, the Plan is hereby amended as follows:

1.	The last paragraphs of Section 2.03 Annual Salary shall be amended to read as follows:

“In the case of a Participant who is a full-time hourly or a weekly salaried production and maintenance employee, Annual Salary shall be determined by multiplying his base hourly pay rate by 2,080 hours. In the case of a Participant who is a part-time hourly employee or a part-time non exempt salaried employee, Annual Salary shall be determined by multiplying his base hourly pay by his scheduled annual hours. Notwithstanding the above, Annual Salary means 125% of the amount determined in accordance with the preceding two sentences for any Participant who is employed as an over-the-road truck driver by an Employer, is paid on a mileage and hourly basis or who receives trip pay, and whose employment is based at a liquid bulk distribution terminal designated from time to time by the Vice President - Human Resources as a “Designated Terminal” and identified as such on Exhibit I.

For Employees who are receiving compensation directly from the Employer during periods of short-term disability, Annual Salary for purposes of Core Contributions will be computed in the same manner as if in active employment but for purposes of Before-Tax Contributions, After-Tax Contributions, and Company Matching Contributions for non-union hourly Employees only, shall be considered zero.

Notwithstanding the above, “Annual Salary” shall not exceed the limitation provided under Code Section 401(a)(17) as adjusted pursuant to Code Section 401(a)(17)(B) for any Plan Year.”

2.	Section 2.15 shall be amended to read as follows:

“2.15 Core Contribution Participant shall mean an Electing Employee, a salaried

Employee whose Employment Commencement Date or Reemployment Commencement date occurs after October 31, 2004 or who otherwise becomes a salaried Employee after such date, a non-union hourly Employee whose Employment Commencement Date or Reemployment Commencement date occurs after February 1, 2011, or an employee who otherwise becomes a non-union hourly Employee after February 1, 2011 provided such employee is not accruing benefits in the Hourly Pension Plan.”

3.	Section 2.28(b) shall be amended to read as follows

“(b) each hour for which an employee (whether or not as an Employee) is directly or indirectly paid, or entitled to payment, by the Company or an Affiliated Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including short-term disability), layoff, jury duty, military duty, or leave of absence”

4.	Sections 2.58(b) is amended, a new section 2.58 (c) is added and prior section 2.58(c) is renumbered as 2.58(d) and amended to read as follows:

“ (b) If an Employee has a Severance from Service Date and after January 1, 2005 is rehired by the Employer as a salaried Employee or after February 1, 2011 is rehired by the Employer as a non-union hourly Employee, Years of Service prior to the Employee’s Severance from Service Date shall not be taken into account as Years of Service. The Employee’s date of reemployment shall be the Employee’s Employment Commencement Date for purposes of (a) above.

(c) Notwithstanding the foregoing, an hourly employee who is receiving credited service in the Hourly Pension Plan and becomes a salaried Employee after January 1, 2005, or a salaried employee who is receiving credited service in the Salaried Pension Plan and becomes a non-union hourly Employee after February 1, 2011 will be credited with Years of Service beginning with the date he or she first earned Credited Service under the Salaried Pension Plan or the Hourly Pension Plan, as applicable, but excluding any period when he or she was not employed by the Company or an Affiliated Company, and any period of active employment with respect to which service is not taken into account in calculating his or her Accrued Benefit under such Plan.

(d) Notwithstanding the foregoing, for periods of service prior to January 1, 2005, an Employee who was a Core Contribution Participant as of January 1, 2005, will be credited with Years of Service beginning with the date he or she first earned Credited Service under the Salaried Pension Plan or the Hourly Pension Plan, but excluding any period when he or she was not employed by the Company or an Affiliated Company, and any period with respect to which service is not taken into account in calculating his or her Accrued Benefit under such Plan as of January 1, 2005. ”

5.	Section 2.59(a) is hereby amended to read as follows:

“(a) An Employee shall be credited with full and partial Years of Vesting Service for the period from the Employee’s Employment Commencement Date to the Employee’s Severance from Service Date and, if applicable, from the Employee’s Reemployment Commencement Date to the Employee’s subsequent Severance from Service Date; provided that, an Employee who is absent from work due to maternity or paternity leave as defined in subsection 2.51 immediately prior to their Severance from Service Date shall not be credited with Vesting Service for any period of such maternity or paternity leave that extends beyond the one year anniversary of the date the individual begins such maternity or paternity leave. Years of Vesting Service shall be calculated on the basis that 12 consecutive months of employment equal one year. For this purpose, partial Years of Vesting Service shall be aggregated.”

6.	In all other respects the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its Senior Vice President- Human Resources and Communications to execute this First Amendment to the Plan on this                 day of January 2011.

AIR PRODUCTS AND CHEMICALS, INC.

By:
Senior Vice President- Human Resources and Communications

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